                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              RYERSON TULL, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

RYERSON TULL, INC.

Robert J. Darnall
Chairman

Neil S. Novich
President and Chief Executive Officer

                                       April 17, 1998

Dear Stockholder:

  It is our pleasure to invite you to Ryerson Tull, Inc.'s second Annual Meeting as a public company. The meeting will begin at 2:00 p.m., Chicago time, on Wednesday, May 27, 1998, at the First Chicago Center, One First National Plaza, Chicago, Illinois. We hope you will join us.

  At the meeting we will discuss the Company's strategic initiatives and financial results. In addition, you will have an opportunity to ask questions. The attached notice and proxy statement provide a more detailed description of the meeting's agenda.

  We look forward to seeing you on May 27. If you do not expect to attend the meeting, please take a moment now to complete and return the enclosed proxy card in the envelope provided. Whether in person or by proxy, your participation in the annual meeting is important to us.

Cordially,

Robert J. Darnall                  Neil S. Novich
Chairman                           President and Chief
                                   Executive Officer

                 2621 West 15th Place, Chicago, Illinois 60608

RYERSON TULL, INC.
2621 WEST 15TH PLACE
CHICAGO, ILLINOIS 60608

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 27, 1998

To Stockholders:

  Ryerson Tull, Inc. will hold its 1998 Annual Meeting of Stockholders on Wednesday, May 27, 1998, at 2:00 p.m., Chicago time at the First Chicago Center, One First National Plaza, Chicago, Illinois, for the purpose of:

  1. electing three directors of the Company to hold office for a three-year term;

  2. electing an independent public accounting firm to audit the accounts of the Company and its subsidiaries for 1998; and

  3. transacting any other business that may properly come before the meeting.

  Only stockholders of record at the close of business on April 1, 1998 are entitled to notice of and to vote at the Annual Meeting. Stockholders may vote in person by attending the Annual Meeting or by proxy, which allows stockholders to direct someone else to vote their shares.

  Accompanying this Notice is a Proxy Statement for the Annual Meeting. The Company's Annual Report for the fiscal year ended December 31, 1997 was previously mailed. Additional copies are available upon written request to the Ryerson Tull investor relations department.

                                   By order of the Board of Directors,

                                   CHARLES B. SALOWITZ
                                   Corporate Secretary

April 17, 1998
Chicago, Illinois

 We cordially invite stockholders to attend this meeting. Each stockholder, whether or not he or she expects to be present at the Annual Meeting, is requested to SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD in the accompanying envelope as promptly as possible.

                              RYERSON TULL, INC.
                             2621 WEST 15TH PLACE
                            CHICAGO, ILLINOIS 60608

                                PROXY STATEMENT

  The Board of Directors (the "Board") of Ryerson Tull, Inc. (the "Company") solicits the enclosed proxy for the 1998 Annual Meeting to be held on May 27, 1998.

  Beginning on or about April 17, 1998, the Company will begin to solicit proxies by mail. The Company may also solicit proxies through its directors, officers and regular employees. The Company will pay all costs associated with this proxy solicitation, including a fee of $3,000 plus out-of-pocket expenses for Kissel-Blake Inc. for its assistance. The Company will also reimburse brokers, banks and similar organizations for reasonable charges and expenses they incur in obtaining instructions from the beneficial owners of Company common stock.

  The Company first became publicly held on June 26, 1996 with the issuance of 5,220,000 shares of its Class A Common Stock, par value $1.00 per share (the "Class A common stock" or "common stock") in a public offering (the "Offering"). Prior to that time, the Company was a wholly owned subsidiary of Inland Steel Industries, Inc. ("Inland"). Inland owns all of the Company's Class B common stock, which allows Inland to ensure adoption or rejection of all matters to be voted upon at the Annual Meeting.

  Shares represented by an effective proxy will be voted as directed by the shareholder. The voting securities of the Company outstanding on the record date April 1, 1998, together with the vote to which each is entitled, consist of 5,285,348 shares of the Company's Class A common stock (one vote per share), and 34,000,000 shares of its Class B common stock (four votes per share). For all matters expected to be voted upon at the Annual Meeting, the Company's voting shares vote together without regard to class. A stockholder submitting a proxy may revoke it at any time prior to the vote at the Annual Meeting.

  After the stockholders have voted their shares in person or by proxy, all such documents are delivered to the tabulator for counting. These documents are also available to the inspectors of election to enable them to certify the results of the vote. Harris Trust and Savings Bank acts as the tabulator, and one or more officers or employees of Harris Bank will serve as inspectors of election.

  It is the Company's policy to keep proxies, consents, ballots and voting materials that identify the vote of specific stockholders confidential. Exceptions to this policy include contested proxies, consent solicitation and situations where the law requires otherwise. Comments written on or accompanying proxy cards will be provided to the Company without indication of the vote of the stockholder, except where the vote is included in the comment or is necessary to understand the comment.

                             ELECTION OF DIRECTORS

  When any shares of the Company's Class A common stock are outstanding, the Company's Certificate of Incorporation requires that at least one-third of the Board members be "Independent Directors," except under specific limited circumstances. An "Independent Director" is someone who is not, and within the previous 12 months has not been: (a) an officer or employee of the Company;
(b) an officer, director or employee of Inland or any other subsidiary or affiliate of Inland; or (c) an owner of more than five percent of the outstanding common stock of Inland or of any other subsidiary or affiliate of Inland. The Restated Certificate of Incorporation also requires that the Board of Directors have three classes, with the Independent Directors allocated as evenly as possible among the classes. The Independent Directors are Richard G. Cline, Jerry K. Pearlman and Ronald L. Thompson.

  The Board of Directors has nominated Mr. Richard G. Cline, Mr. James A. Henderson and Mr. Neil S. Novich for election as directors at the 1998 Annual Meeting of Stockholders. Each of the nominees is currently a director of the Company. No other candidates are eligible for election at the 1998 Annual Meeting.

  Directors shall be elected by a plurality of the shares entitled to vote and voted, either in person or by proxy, at the Annual Meeting. Therefore, the outcome of the election will not be affected by stockholders who abstain from voting or withhold authority to vote in the election, or by broker non-votes.

  Proxies not limited to the contrary will be voted for Messrs. Cline, Henderson and Novich as directors of the Company for terms expiring at the 2001 Annual Meeting upon the election and qualification of their successors. If any nominee should become unavailable for election, an event that is not anticipated, proxies may be voted for such other person or persons as the Board of Directors may designate. Alternatively, the Board may reduce its membership.

  The Board of Directors held six meetings during 1997. All incumbent directors attended at least 75% of the combined total number of meetings of the Board and committees on which they served.

INFORMATION CONCERNING NOMINEES FOR ELECTION AS DIRECTORS
-------------------------------------------------------------------------------

             Richard G. Cline                               Director since 1996

             Mr. Cline, age 63, has been Chairman of Hussman International, Inc., a manufacturer and service provider of merchandising and refrigeration systems for the commercial food industry, since January 1998. He is also Chairman of Hawthorne Investors, Inc., a private management advisory services and investment firm, which he founded in 1996. He served as Chairman of the Board of NICOR, Inc., a diversified holding company with subsidiaries engaged in natural gas distribution and containerized liner shipping from 1986 through December 1995, as its Chief Executive Officer from 1986 to 1995, and as its President and Chief Operating Officer from 1985 to 1988 and from 1990 to 1994. For the previous 22 years, he was an executive of Jewel Companies, Inc., becoming Chairman, President and Chief Executive Officer in 1984. He is
LOGO Chairman of the Company's Audit Committee and a member of its Executive Committee. Mr. Cline also is a director of Kmart Corporation and Whitman Corporation and a trustee of the Benchmark Funds, a registered investment company managed by The Northern Trust Company and The Northern Trust Qualitative Investment Advisors, Inc., and is a past chairman of the Federal Reserve Bank of Chicago.

             James A. Henderson                             Director since 1996

             Mr. Henderson, age 63, is Chairman and Chief Executive Officer of Cummins Engine Company, Inc., a manufacturer of diesel engines. Mr. Henderson joined Cummins in 1964, was elected Executive Vice President in 1971, Executive Vice President and Chief Operating Officer in 1975, President and Chief Operating Officer in 1977, and President and Chief Executive Officer in 1994, and assumed his present position in 1995. He is a member of the Company's Audit Committee. Mr. Henderson is also a director of Cummins Engine Company, Inc., Ameritech Corporation, Inland, Inland Steel Company and Rohm and Haas Company.
LOGO

             Neil S. Novich                                 Director since 1994

             Neil S. Novich, age 43, has been President, Chief Executive Officer and Chief Operating Officer of the Company, President of Joseph T. Ryerson & Son, Inc. ("Ryerson") and Chairman of J. M. Tull Metals Company, Inc., subsidiaries of the Company, since June 1994. Mr. Novich was also appointed a Director of the Company in June 1994. He served as Chairman of Ryerson from June 1994 to April 1995 and since June 1996. He was a Senior Vice President of Inland from January 1995 to May 1996 and a Vice President of Inland from June 1994 to January 1995. Prior to joining Inland in 1994, Mr. Novich led the Distribution and Logistics Practice at Bain & Company, an international management consulting firm. He is a member of the Company's Executive Committee.
LOGO

INFORMATION CONCERNING DIRECTORS CONTINUING IN OFFICE
-------------------------------------------------------------------------------

             Robert J. Darnall                              Director since 1986

             Mr. Darnall, age 60, has been Chairman of the Company since April 1995, a position he also held from November 1990 to June 1994. He has been Chairman and Chief Executive Officer of Inland since 1992 and its President, Chief Operating Officer and a Director since 1986. He is also Chairman and Chief Executive Officer of Inland Steel Company, which he joined in 1962, and has served as Chairman since 1992, as a Director since 1983, as Chief Executive Officer from 1992 to 1995 and since April 1996, and as President for various periods ending most recently in May 1996. He is Chairman of the Company's Executive Committee. Mr. Darnall is also a director of Cummins Engine Company, Inc., Household International, Inc., Inland, Inland Steel Company and the Federal Reserve Bank of Chicago.
LOGO

             Jerry K. Pearlman                              Director since 1996

             Mr. Pearlman, age 59, was Chairman of Zenith Electronics Corporation, a manufacturer of consumer electronics and cable television products, prior to his retirement in November 1995. He was also Chief Executive Officer from 1983 through April 1995. He is Chairman of the Company's Compensation Committee and a member of its Executive and Nominating and Governance Committees. Mr. Pearlman is also a director of Stone Container Corporation.
LOGO

             Donald S. Perkins                              Director since 1996

             Mr. Perkins, age 71, was Chairman of Jewel Companies, Inc., a diversified retailer, prior to his retirement in 1980. He is Chairman of the Company's Nominating and Governance Committee and a member of its Compensation and Executive Committees. Mr. Perkins is also a director of Aon Corporation, Cummins Engine Company, Inc., LaSalle Street Fund Incorporated, Lucent Technologies, Inc., the Putnam Funds, Springs Industries, Inc., and Time Warner Inc.
LOGO

             Jean-Pierre Rosso                              Director since 1996

             Mr. Rosso, age 57, is Chairman, President and Chief Executive Officer of Case Corporation, a worldwide designer, manufacturer and distributor of farm and construction machinery, and was President and Chief Executive Officer of that company from April 1994 to March 1996. Prior to joining Case, Mr. Rosso was President of the Home and Building Control Division of Honeywell Inc., a producer of advanced technology products, from 1991 to 1994 and President of Honeywell Europe from 1987 to 1991. He is a member of the Company's Compensation and Nominating and Governance Committees. Mr. Rosso also is a director of ADC Telecommunications Inc., Case Corporation, Crown Cork & Seal Company, Inc., Inland, and Inland Steel Company.
LOGO

-------------------------------------------------------------------------------

             Ronald L. Thompson                             Director since 1996

             Mr. Thompson, age 48, is the Chairman of the Board, Chief Executive Officer and President of Midwest Stamping Co., a metal-stamping and assembly firm serving principally the automotive original equipment industry. Prior to joining Midwest Stamping, he was Chairman of the Board and President of The GR Group, Inc., a diversified holding company with interests in manufacturing and service activities, from 1980 to 1993. He is a member of the Company's Audit Committee. Mr. Thompson also is a director of the Illinois Power Company, Illinova Corporation and the Teachers Insurance and Annuity Association.
LOGO

                     COMMITTEES OF THE BOARD OF DIRECTORS

  The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. These committees are composed solely of the directors identified above under "Election Of Directors."

  The Audit Committee performs a number of functions related to external and internal audits. It nominates the independent auditors for stockholder approval at the annual meeting and reviews the proposed scope and the results of the annual audit, including the recommendations of the independent auditors. The Audit Committee reviews the minutes of the independent auditors' quarterly audit review and approves the compensation of the independent auditors. All non-audit services performed by the independent auditors must receive prior approval from the Audit Committee. The Audit Committee also reviews the Company's system of internal accounting and operating controls, including environmental, health, safety and security matters, the performance of its internal auditors, the proposed scope of annual and five-year internal audit programs, the reports and recommendations of the internal auditors, and the financial review section of the Company's annual report to stockholders and annual report on Form 10-K. The Audit Committee also monitors Company compliance with policies relating to conflicts of interest, sensitive payments and similar matters and reviews registration statements prepared in connection with financings by the Company or its subsidiaries and the duties of the Independent Directors. The Audit Committee held four meetings in 1997.

  The Compensation Committee reviews management recommendations regarding the Company-wide compensation plan, makes recommendations to the Board on the salaries and promotions of the Company's senior officers and key employees, administers the Ryerson Tull 1996 Incentive Stock Plan and makes recommendations to the Board to establish or modify executive compensation plans and programs. The Compensation Committee held three meetings in 1997.

  The Nominating and Governance Committee recommends candidates for election to the Board by stockholders at the Annual Meeting and for appointment to fill Board positions vacated mid-year. The Nominating and Governance Committee is responsible for recommending to the Board a process for evaluating Board performance and overseeing the evaluation process. It recommends the establishment or modification of director compensation, and administers the Directors' Compensation Plan. It also recommends policies and procedures for corporate governance and assures compliance with the policies and procedures adopted. The Nominating and Governance Committee held three meetings in 1997.

  The Nominating and Governance Committee will consider qualified candidates recommended by the stockholders for designation as nominees for election at the Annual Meeting of Stockholders to be held in 1999 and subsequent years. In order for a candidate recommended by a stockholder to be considered by the Nominating and Governance Committee for designation as a nominee for election at the 1999 Annual Meeting of Stockholders, the name of the candidate and a written description of his or her qualifications must be received by the Corporate Secretary of the Company prior to January 1, 1999. The Company's By-laws provide a formal procedure, including an advance notice requirement, for nominations by stockholders of persons for election as directors at annual meetings of the Company.

                           COMPENSATION OF DIRECTORS

  Pursuant to the terms of the Directors' Compensation Plan, each director who is not an employee of the Company or any of its affiliates ("Non-employee Directors") will receive an annual retainer of $40,000. Normally, the Company will pay half of the retainer in shares of its Class A common stock and half in cash. However, directors may elect to receive all or any part of the cash portion of their retainer in shares of Class A common stock.

  The Company pays the cash portion of the retainer quarterly for service during the quarter. If a Non-employee Director serves for a fraction of a quarter, the cash portion for that quarter is prorated in whole months. The Company pays the stock portion of the retainer as restricted stock issued at the beginning of the director's term. Over the director's term, the restricted stock vests in quarterly increments. Directors are also entitled to any dividends which accrue on the restricted stock. In addition, directors receive $1,000 for attending Independent Directors' meetings, a special Board meeting, and a special committee meeting not held in conjunction with a regular or special Board meeting. The Company does not pay fees to directors for attending other committee meetings. A Non-employee Director who serves as chairman of a standing committee of the Board will receive an additional annual retainer of $4,000.

  Pursuant to the terms of the Directors' Compensation Plan, directors may elect to defer payment of all or any portion of the retainers and fees which will become due over the course of the year. Directors must make this election prior to January 1 of each year. However, if a director is appointed or elected during a calendar year, that director may make a deferral election within 30 days after becoming a director. The Company will distribute deferred amounts in a lump sum or in installments of cash or shares of Class A common stock, at the election of the director at the time of the deferral. Interest on cash deferrals will be credited at the prime rate in effect from time to time at The First National Bank of Chicago (or its successor). Stock deferrals will be credited with dividends paid on shares of Class A common stock from time to time. The Company has reserved a total of 100,000 shares of Class A common stock for issuance under the Directors' Compensation Plan, subject to adjustment for certain corporate transactions affecting the number or type of outstanding shares.

  The Company also pays the premiums on a business accident insurance policy insuring each Non-employee Director for up to $500,000.

                SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

  The following table presents, as of April 1, 1998, the equity securities of the Company and of Inland beneficially owned by all directors of the Company, the other named executive officers of the Company and the directors and executive officers of the Company as a group. Except as indicated otherwise, the beneficial owners have sole voting and investment power for these voting securities. Company Class A common stock and Inland common stock each include purchase preferred stock rights. The shares of Inland Series E ESOP Convertible Preferred Stock shown as beneficially owned by the executive officers are held for their respective accounts in the Ryerson Tull Savings Plan and, under such Plan, can be converted, at the executive officer's retirement or other termination of employment, into an equal number of shares of Inland common stock (subject to adjustment in certain events). Excluded from the shares of Inland Series E ESOP Preferred Stock listed as beneficially owned are unallocated shares of Inland Series E ESOP Preferred Stock that the ESOP Trustee is required to vote or dispose of in the manner and proportion in which allocated shares are directed to be voted or disposed of.

                          COMPANY CLASS A
                              COMMON            INLAND       INLAND SERIES E ESOP
                            STOCK(/1/)     COMMON STOCK(/2/) PREFERRED STOCK(/3/)
                          ---------------  ----------------- --------------------
Directors
 Richard G. Cline.......        5,359(/4/)           --                 --
 Robert J. Darnall......       11,754           327,815              2,388
 James A. Henderson.....        3,463(/4/)        2,965                 --
 Neil S. Novich.........      128,627               131                582
 Jerry K. Pearlman......        8,981(/4/)           --                 --
 Donald S. Perkins......        8,463(/4/)        4,046                 --
 Jean-Pierre Rosso......        5,901(/4/)        1,480                 --
 Ronald L. Thompson.....        6,702(/4/)           --                 --
Named Executive Officers
 Jay M. Gratz...........        3,061            53,720              1,582
 Carl G. Lusted.........       75,631               672              1,681
 Stephen E. Makarewicz..       54,331             2,097                770
 Gary L. Niederpruem....       58,152             2,041              1,414
All Directors and
 Executive Officers as a
 Group..................      511,355(/4/)      465,745             16,573

--------
(1) Messrs. Novich, Lusted, Makarewicz and Niederpruem individually own 2.4%, 1.4%, 1.0%, and 1.1%, respectively, of the Company' common stock (including restricted stock and options exercisable within 60 days of April 1, 1998). No other director or named executive officer individually owns 1% or more of such outstanding common stock. All directors and executive officers as a group own 9.7% of the outstanding common stock of the Company. Includes shares which the following have the right to acquire under options exercisable within 60 days after April 1, 1998: Mr. Novich--112,556, Mr. Lusted--68,974, Mr. Makarewicz--49,181, Mr. Niederpruem--53,094, and all directors and executive officers as a group--399,225; and shares held under restricted awards as follows: Mr. Darnall--3,654, Mr. Novich--8,654, Mr. Gratz--1,461, Mr. Lusted--3,505, Mr. Makarewicz--2,961, Mr. Niederpruem--2,961, and all directors and executive officers as a group--32,859. Also includes 1,400 shares held directly or indirectly by family members of an executive officer, for which beneficial ownership is disclaimed. Excludes shares of Company Class B common stock owned by Inland. (See "Additional Information Relating to Voting Securities.")
(2) Excludes shares of Inland common stock into which Inland Series E ESOP Preferred Stock may be converted. Each director or named executive officer of the Company individually owns, and all directors and executive officers of the Company as a group collectively own, less than 1% of the outstanding Inland common stock. Includes shares held jointly with other persons, as follows: Mr. Darnall--290, and all directors and executive officers as a group--2,787; shares which the following have the right to acquire under options exercisable within 60 days after April 1, 1998: Mr. Darnall--251,000, Mr. Gratz--47,250, and all directors and executive officers as a group--351,030; and shares held under restricted stock awards, as follows: Mr. Darnall--9,000, Mr. Gratz--2,200, and all directors and executive officers as a group--13,200.
(3) Each director and named executive officer of the Company individually owns, and all directors and executive officers as a group collectively own, less than 1% of the Inland Series E ESOP Preferred Stock.
(4) Includes shares of Company Class A common stock payable under the terms of the Ryerson Tull Directors' Compensation Plan which are subject to forfeiture or the receipt of which has been deferred as follows: shares subject to forfeiture, Messrs. Cline and Russo--202 shares each; and deferred shares, Messrs. Henderson and Perkins--2,463 shares each, Mr. Pearlman--4,981 shares and Mr. Thompson--4,702 shares, of which 202 each are subject to forfeiture.

             ADDITIONAL INFORMATION RELATING TO VOTING SECURITIES

  The following table sets forth, as of December 31, 1997, the only holders known to the Company to beneficially own more than 5% of its common stock.

                                      NUMBER OF SHARES
                                        OR AMOUNT OF     PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER  SECURITIES OWNED     CLASS
------------------------------------  ----------------   ----------
Class A Common Stock
 FMR Corp.                                  599,400(/1/)   11.3%
 82 Devonshire Street
 Boston, MA 02109

 MacKay-Shields Financial Corporation       323,860(/2/)    6.1%
 9 West 57th Street
 New York, NY 10019

 Vanguard/Windsor Funds, Inc.             1,450,500(/3/)   27.5%(/3/)
 100 Vanguard Boulevard
 Malvern, PA 19355
 Wellington Management Company, LLP       1,451,700(/3/)   27.5%(/3/)
 75 State Street
 Boston, MA 02109

Class B Common Stock
 Inland Steel Industries, Inc.           34,000,000         100%
 30 West Monroe Street
 Chicago, IL 60603

--------
(1) FMR Corp., on behalf of itself, Edward C. Johnson 3d, Abigail P. Johnson, Fidelity Management & Research Company and Fidelity Value Fund, reported sole dispositive power as to the shares.
(2) MacKay-Shields Financial Corporation reported shared voting and dispositive power as to all such shares and reported that the interest of The MainStay Funds, a registered investment company, relates to more than 5% of the Company's Class A common stock.
(3) Vanguard/Windsor Funds, Inc. reported sole voting power and shared dispositive power as to 1,450,500 shares. Wellington Management Company, LLP, in its capacity as investment advisor to its clients, including Vanguard/Windsor Funds, Inc., reported beneficial ownership of 1,200 shares with shared voting power and 1,451,700 shares with shared dispositive power.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

GUARANTOR ARRANGEMENT

  Joseph T. Ryerson & Son, Inc. ("Ryerson"), a wholly owned subsidiary of the Company, is the guarantor of $96,500,000 of the Inland Steel Industries Thrift Plan ESOP notes. The notes are payable in installments through July 2004 and bear interest ranging from 7.96% to 8.80%. If Inland had a deficiency in the Thrift Plan ESOP Trust and failed to cover that deficiency,

Ryerson could be required to make payments pursuant to the guarantee. There have been no deficiencies in the ESOP Trust. No payments were made under such guarantee arrangement in 1997 and none are expected in 1998.

SUPPORT SERVICES; INDEMNIFICATION AND CORPORATE SEPARATENESS

  During 1996, the Company and Inland entered into a Corporate Separation Agreement relating to Inland's provision of support services to the Company, joint participation in a marketing program, indemnification by and between the Company and Inland, and the establishment of procedures to maintain separation between the Company and Inland.

  Inland has provided support services to the Company in the following areas: finance (including tax administration, cash management, pension and employee benefit plan administration, auditing and corporate communications), legal (including public affairs and corporate secretary), human resources and information technology, as well as senior management services. Consistent with past practice, specific distinguishable costs incurred by Inland in providing these services to the Company will be charged to the Company. In addition, other support costs not specifically allocated to Inland or other Inland subsidiaries will be allocated to the Company based on the percentage of Inland consolidated operating assets attributable to the Company. The percentage of Inland consolidated assets attributable to the Company is expected to fluctuate from one period to another. At December 31, 1997, the percentage was 24.13%. Charges by Inland to the Company for these services amounted to $5,500,000 in 1997.

  The Corporate Separation Agreement also provides that the Company and Inland will undertake joint marketing efforts currently referred to as the "red diamond program." The red diamond program involves a team approach to maximizing customer satisfaction by involving personnel from the Company and Inland with various areas of expertise to provide integrated solutions to customer needs. The red diamond program is cancelable immediately by mutual consent of the parties, or upon 60 days' written notice by either party.

  The Corporate Separation Agreement further provides that the Company on the one hand, and Inland and its other subsidiaries on the other, will indemnify each other for losses, claims and damages that they may suffer or for which they may become liable, including those relating to tax, environmental, ERISA and pension liabilities, that arise out of the relationship of the parties prior to the Offering or as a result of Inland's control of the Company.

  Provisions intended to maintain the existence of the Company and Inland as separate corporate entities also are included in the Corporate Separation Agreement. These provisions include: no more than one-half of the Company's executive officers, other than the Company's Chairman and Chief Executive Officer, will be officers or employees of Inland or any of its other subsidiaries; the Company and Inland each will maintain its assets separate from those of the other and the other's subsidiaries; the Company and Inland each will account for and manage its liabilities separately from those of the other and the other's subsidiaries; the Company will maintain offices separate from the offices of Inland and Inland's other subsidiaries; and, other than the ESOP Guarantee and certain Inland guarantees of the Company's equipment leases, neither the Company nor Inland will pledge its assets for the benefit of or grant guarantees or otherwise hold out its credit as being available to satisfy the obligations of the other or any of the other's subsidiaries. These provisions automatically terminate at any time that the number of outstanding shares of Class B common stock represents less than 50% of the total number of outstanding shares of Class A common stock and Class B common stock.

TAX-SHARING ARRANGEMENTS

  In 1996 the Company and Inland entered into a tax-sharing agreement that provides that current and deferred federal income tax liability is determined for each company in the Inland group on an individual basis. Under the agreement, current federal tax liability for each company in the Inland group, including the Company, is paid to Inland which in turn pays the Internal Revenue Service. If the Company is unable to use all of its allocated tax attributes (net operating loss and tax credit carryforwards) in a given year but other companies in the consolidated group are able to utilize them, then Inland will transfer the tax attributes and pay the Company for their use. The agreement also contains state tax-sharing arrangements, similar to the arrangements described above with respect to federal taxes, for those states in which the consolidated group is charged state taxes on a unitary or combined basis. In 1997 the Company paid Inland approximately $32,700,000 pursuant to such arrangements.

CROSS-LICENSE AGREEMENT

  In 1996 the Company and Inland entered into a cross-license agreement (the "Cross-License Agreement") pursuant to which the Company licenses on a royalty-free basis its "Ryerson" name and know-how for use by Inland and its affiliates outside North America and pursuant to which Inland licenses on a royalty-free basis its "red diamond" trademark for use by the Company. The Cross-License Agreement requires the Company and Inland to reimburse the other for the reasonable costs incurred in providing the respective license property pursuant to the agreement. The Cross-License Agreement terminates automatically if the number of outstanding shares of Class B common stock represents less than 50% of the aggregate number of outstanding shares of Class A common stock and Class B common stock. The Cross-License Agreement may also be terminated by either party upon 60 days' written notice to the other party or immediately by mutual consent of the Company and Inland. The Cross-License Agreement provides that, following termination of the agreement, both the Company and Inland have a right to a license (which may be exclusive) of any part of the other's property that is then subject to the agreement for a transition period of up to two years at a fair market value license fee and upon such other terms as may be mutually agreed upon by the Company and Inland. Upon a failure to mutually agree on a license fee and other terms, provision is made for determination by a qualified independent expert. No payments were made under the agreement in 1997 and none are expected in 1998.

PENSIONS

  Effective April 30, 1996, that portion of the Inland Pension Plan covering the Company's current and former employees was separated and became the Company's Pension Plan. The

Company's Pension Plan assumed the liabilities of the Inland Pension Plan attributed to current and former Company employees and a corresponding percentage of the assets. Due to this separation, the Company's benefit obligation was remeasured and the Company recognized a $25.4 million decrease in its prepaid pension cost, a $16.5 million reduction in reinvested earnings and an $8.9 million deferred tax asset increase in 1996. The Company's pension plan currently meets the minimum funding requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Company's current policy is to continue to fund the plan in the future to at least meet these minimum funding standards. Although the Company was not required to make any pension plan contributions during 1997, the Company elected to make a voluntary cash contribution of $6.9 million to enhance the plan's funded status.

  Effective January 1, 1998, the Company froze the benefits accrued under its defined benefit pension plan for certain salaried employees and instituted a new defined contribution plan. Salaried employees vested in their benefits accrued under the defined benefit plan at December 31, 1997 will be entitled to those benefits upon retirement. Certain transition rules have been established for those salaried employees meeting specified age and service requirements to continue to accrue benefits for an additional five years under the defined benefit plan. At December 31, 2002, these employees will become eligible to participate fully in the defined contribution plan. The change in the Company's Pension Plan for certain salaried employees resulted in a one-time pre-tax curtailment gain of $8.9 million in 1997.

TRANSACTIONS WITH INLAND STEEL COMPANY

  During 1997, the Company purchased steel products from Inland Steel Company ("ISC"), a wholly-owned subsidiary of Inland, in arm's-length transactions for approximately $208,400,000. The terms of these transactions were negotiated between the Company and ISC and are similar to the terms of the large supply arrangements that the Company has with other suppliers and that ISC has with other purchasers. The Company expects to continue purchasing significant amounts of steel products from ISC.

  ISC also purchased material from the Company in 1997. ISC's purchases totaled approximately $8,900,000 for the year. ISC may continue to buy material from the Company in the future. The 1997 transactions were and any future transactions will continue to be on an arm's-length basis. Pursuant to the Company's Restated Certificate of Incorporation, the Company's Independent Directors reviewed the transactions and reported to the Board that they were conducted on terms at least as favorable as those that could be obtained from an unaffiliated third party.

TRANSACTIONS WITH I/N TEK AND I/N KOTE

  Inland and Nippon Steel Corporation ("NSC") have two joint ventures, I/N Tek and I/N Kote, both of which are located near New Carlisle, Indiana. I/N Tek, a steel cold-rolling facility, is 60% owned by a subsidiary of ISC and 40% owned by a subsidiary of NSC. I/N Kote, a facility which electrogalvanizes and hot-dip galvanizes cold-rolled steel, is owned equally by subsidiaries of ISC and NSC. In addition, as of April 1, 1998, NSC or its subsidiaries owned Inland voting notes representing approximately 5.5% of the voting power of Inland and 352,400 shares of Inland common stock representing approximately 0.6% of the voting power of Inland.

  During 1997, the Company's subsidiaries purchased approximately $1,700,000 of electrogalvanized and hot-dip galvanized steel from I/N Kote. During the same period, the Company's subsidiaries sold I/N Tek and I/N Kote various metals products valued at approximately $23,000 and $135,000, respectively. The Company expects to enter into similar transactions with I/N Tek and I/N Kote during 1998. All such transactions are made on an arm's-length basis.

             REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF
                  DIRECTORS REGARDING EXECUTIVE COMPENSATION

  The Company's executive compensation programs are designed to attract and retain outstanding individuals as officers and key employees by rewarding such individuals based on their personal performance and on the financial performance of the Company and its business units. The compensation system also is designed to align the incentives of executive officers with the interests of stockholders. Total compensation opportunities are designed to be competitive with those offered by metal service center companies, select general distribution companies, and select industrial and service companies of comparable size. These programs have three elements: base salary compensation, short-term incentive compensation, and long-term incentive compensation. Company programs are administered by the Compensation Committee of the Board of Directors (the "Committee"). The Inland Compensation Committee determines the compensation of Messrs. Darnall and Gratz, who are also executive officers of Inland. Inland pays this compensation and the Company reimburses Inland pursuant to the methodology described above in "Certain Relationships and Related Transactions--Support Services; Indemnification and Corporate Separateness."

  The Compensation Committee consists of three directors, none of whom is or has been an employee of Inland, the Company or any of the Company's subsidiaries. The Committee currently consults with outside compensation experts for assistance with the Company's executive compensation programs. The Company intends to offer total compensation opportunities competitive with those offered by comparable companies. The Company compares its compensation opportunities to other metal service center companies. However, because most metal service companies are not publicly owned, because public information for those publicly owned metal service center companies shows that few have long-term incentive programs, and because no metal service center company has revenues comparable to the Company's revenues, the Company also compares its compensation opportunities to that offered by select general distribution companies and select industrial and service companies of comparable size.

  Mr. Novich meets regularly with the Committee and with the non-management directors. These meetings will include an annual review, by all of the outside directors, of his financial, operating, and organizational goals for the Company and an evaluation of his performance as it relates to the Company's achievement of the previous year's goals. The results of that evaluation are an important element in compensation decisions made by the Committee and the Board of Directors, both with respect to Mr. Novich and with respect to the other executive officers of the Company.

  The Committee reviews the base salary compensation of executive officers annually, reviews comparable positions in the comparison group of companies, and then makes recommendations to the Board. Generally, base compensation represents approximately one-half of the total target compensation opportunity for executive officers. The other half of such total target compensation consists of short-term and long-term incentive compensation and is variable, fluctuating from year to year depending on individual performance, business unit performance, corporate performance, and industry performance. Mr. Novich's base salary was increased to $421,000 in February 1997 in recognition of his management skill in focusing business units on financial performance measures and operational improvements and on competitive market factors.

  Short-term incentive compensation for 1997 was payable to officers and other key employees under the Ryerson Tull, Inc. Annual Performance Improvement Incentive Plan, which stockholders approved at the 1997 Annual Meeting. This Plan provides for cash awards based on a specified percentage of a participant's salary earnings and the extent to which corporate and (or) business unit performance standards are achieved for the year. In 1997, all corporate and business units of the Company achieved the threshold levels of return on operating assets and all but one business unit achieved the threshold level of revenue growth established for such units. As the President and Chief Executive Officer of the Company, the Company computed the award payment to Mr. Novich based upon the 1997 return on operating assets and revenue growth achieved by the Company. The award payments to Messrs. Darnall and Gratz were made by the Inland Compensation Committee under the Inland Annual Incentive Plan and computed based on the 1997 return on Inland's operating assets achieved by its corporate units, weighted with respect to the relative asset value of each such unit. The award payments to Messrs. Lusted, Makarewicz and Niederpruem were computed based upon the 1997 return on operating assets and revenue growth achieved by each of their respective business units.

  Long-term incentive compensation grants and awards may be made by the Committee (or, in certain circumstances, by the Chairman or the President of the Company) under the Company's 1996 Incentive Stock Plan. These grants and awards consist of stock options, stock appreciation rights, restricted stock awards, and performance awards, or combinations thereof. Stock options and stock appreciation rights may be granted at not less than 100% of the fair market value of the Company's Class A common stock on the date of grant and are generally exercisable for a period not exceeding ten years. Restricted stock awards, consisting of shares of Class A common stock, are contingent on continuing employment with the Company for specified periods, and performance awards, payable in shares of Class A common stock or cash, are contingent on the achievement over specified periods of such performance objectives as established by the Committee. Restricted stock awards may also be contingent upon the achievement of performance measures. The restrictions lapse, and the shares vest, at the end of the three-year period beginning on the date of grant. Vesting may be accelerated at the discretion of the Committee in the event of exceptional individual performance and (or) significant progress by the Company or the respective business unit in meeting its operating and financial objectives. Grants and awards made by the Committee under the 1996 Incentive Stock Plan are intended to provide executive officers not only with additional incentives for outstanding individual performance but also with an opportunity to acquire an ownership stake in the Company and thereby more closely align their interests with those of the stockholders.

  New grants of options, including those made to Mr. Novich, were established after review of a compensation analysis for officer positions of the Company, based on a comparative company survey of compensation practices at select industrial companies with $1 billion to $2.5 billion in sales and select service companies (including general distributors) with $500,000,000 to $3.6 billion in annual sales and a summary of executive compensation issues prepared by the Company's outside executive compensation consultants. The Committee granted new option awards totaling 153,000 shares to named executive officers of the Company in 1997, including an option award of 60,000 shares to Mr. Novich. These grants were intended to provide incentives to improve stockholder value, to encourage executive retention and to remain competitive in executive recruitment. The Committee made no restricted stock awards or performance awards to named executive officers in 1997, except for a performance award for 2,000 shares payable over two years granted to Mr. Niederpruem, of which award 750 shares were paid out for the performance period ended December 31, 1997. The Inland Compensation Committee made performance awards, but no option grants or restricted stock awards, to Messrs. Darnall and Gratz. The performance awards, payable in three installments related to calendar years 1997, 1998 and 1999, are paid if Inland achieves specified annual performance goals for operating profit and total stockholder return. No shares were paid under these awards for 1997.

  In 1993, Section 162(m) was added to the Internal Revenue Code, which limits deductibility of certain compensation for named executive officers. The Committee intends that Company compensation plans satisfy the requirements of
Section 162(m) for maximum deductibility by the Company for Federal income tax purposes of payments made under such plans to named executive officers. In the event the Committee determines that it is advisable to grant awards to named executive officers that may not so qualify for deductibility, the Committee reserves the right to make such awards, taking into consideration the financial effects of such awards on the Company.

                                            Jerry K. Pearlman, Chairman
                                            Donald S. Perkins
                                            Jean-Pierre Rosso

             COMPARISON OF EIGHTEEN-MONTH CUMULATIVE TOTAL RETURN

  The following performance graph compares the performance of the Company's common stock for the period commencing July 1, 1996 and ended December 31, 1997, to the cumulative total return of the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500 Index") and to a peer group. Since there is no nationally recognized industry index consisting of metals distributors to be used as a peer group index, the Company constructed its own peer group consisting of seven other public companies in the metals distribution industry. In addition to the Company, the peer group includes A.M. Castle & Co., Friedman Industries, Incorporated, Huntco Inc., Olympic Steel, Inc., Reliance Steel & Aluminum Co. and Steel Technologies Inc. This comparison assumes the investment of $100 on June 30, 1996 and the reinvestment of dividends.

                 Ryerson Tull Inc.    S&P 500    PT Peer Group
      --------------------------------------------------------
       6/30/96             $100.00    $100.00          $100.00
       9/30/96              $86.05    $103.07           $87.99
      12/31/96              $83.72    $111.64           $85.50
       3/31/97              $86.05    $114.65           $78.52
       6/30/97             $102.33    $134.62           $98.54
       9/30/97             $100.39    $144.67          $105.44
      12/31/97              $86.05    $148.80           $98.91

                            EXECUTIVE COMPENSATION

  The following table presents the 1995, 1996 and 1997 compensation for Messrs. Darnall and Gratz, who are executive officers of both Inland and the Company, Mr. Novich, who is chief executive officer, and the Company's other three most highly compensated executive officers. The compensation listed in the table includes compensation paid by the Company, subsidiaries of the Company, and Inland.

                          SUMMARY COMPENSATION TABLE

                                                         LONG-TERM COMPENSATION
                       ANNUAL COMPENSATION                       AWARDS
                    ------------------------------      ------------------------
                                            OTHER                    SECURITIES
NAME AND                                   ANNUAL       RESTRICTED   UNDERLYING   ALL OTHER
PRINCIPAL                                  COMPEN-         STOCK       STOCK       COMPEN-
POSITION(/1/)  YEAR  SALARY        BONUS   SATION       AWARDS(/2/) OPTIONS(/3/) SATION(/4/)
-------------  ---- --------      -------- -------      ----------- ------------ -----------
Robert J.
 Darnall       1997 $684,996      $393,873      0        $      0           0      $34,248
Chairman       1996  684,996       316,000      0         104,488     100,000       33,833
 and Direc-    1995  690,961(/5/)  515,800      0         169,500      30,000       34,545
 tor
Neil S.
 Novich        1997 $418,309      $329,600      0        $      0      60,000      $20,908
President,     1996  400,095       386,600      0          70,625      42,000       18,845
 Chief Ex-     1995  387,113       400,400      0          84,750      14,000       19,351
 ecutive
Officer and
 Director
Jay M.
 Gratz         1997 $309,584      $142,409      0        $      0           0      $15,474
Vice Presi-    1996  224,274       104,200      0          54,900      36,000       11,097
 dent and      1995  173,752       104,200      0          28,250       4,000        8,696
Chief Fi-
 nancial
 Officer
Carl G.
 Lusted        1997 $239,666      $167,900      0        $      0      36,000      $11,979
President--    1996  232,667       200,500      0          25,425      21,000       11,639
 Ryerson       1995  223,384       206,250      0          39,550       7,000       11,181
 Central
Stephen E.
 Makarewicz    1997 $187,809      $ 89,439      0        $      0      27,000      $ 8,353
President--    1996  181,041       100,000      0          21,188      18,000        7,352
 -Tull         1995  167,504       125,500 13,333(/6/)     33,900       6,000        2,533
Gary J.
 Niederpruem   1997 $199,527      $114,262      0        $      0      30,000      $ 9,967
President--    1996  180,809        43,700      0          21,188      18,000        9,040
 Ryerson       1995  171,911        67,000      0          33,900       6,000        8,600
 East

--------
(1) Messrs. Darnall and Gratz are also executive officers of Inland, as was Mr. Novich prior to the Offering. Amounts shown for Messrs. Darnall, Novich and Gratz represent their total compensation for 1997, 1996 and 1995. Inland paid all of Mr. Darnall's compensation, Mr. Novich's compensation prior to consummation of the Offering, and Mr. Gratz's compensation after the consummation of the Offering. The Company reimbursed Inland for 24.13% of Mr. Darnall's and Mr. Gratz's compensation in 1997. In 1996, the Company reimbursed Inland for 27.9% of Mr. Darnall's compensation and of the portion of Mr. Novich's and Mr. Gratz's compensation paid by Inland. The Company's reimbursement of compensation to Inland is based on the ratio of the Company's operating assets to Inland's consolidated operating assets. Inland uses this percentage to determine the percentage of Inland's overhead expenses allocable to the Company.

(2) Awards for 1996 consist of Company common stock, except for Mr. Gratz, whose award consisted solely of Inland common stock, and Mr. Darnall, whose award included both Company common stock and Inland common stock. Awards for 1995 consist of Inland common stock. All awards are valued at the aggregate market value, based on the closing market price on the date of the grant. Dividends on awarded shares are paid to the extent that dividends are paid on Class A common stock or Inland common stock, as applicable. Except for a July 24, 1996 grant for 3,000 shares of Inland common stock made to Mr. Darnall that will vest on May 20, 1999, all restricted stock awards identified in the table will vest three years after the date of the grant. Vesting of Company common stock or Inland common stock may be accelerated at the discretion of the Company's or Inland's Compensation Committee, respectively, in the event of exceptional individual performance and/or significant progress by the Company, Inland or the appropriate business unit in meeting its operating and financial objectives. In 1996, for all named executive officers except Messrs. Darnall and Gratz, shares of restricted Company Class A common stock were substituted for all outstanding Inland restricted stock awards, at the ratio and pursuant to the methodology described in footnote (3) below. Mr. Gratz received Company Class A common stock in substitution for 50% of his outstanding 1996 Inland restricted stock award. Mr. Darnall's outstanding Inland stock awards and options were not replaced with Company common stock. The number and value of the aggregate restricted stock holdings of Company Class A common stock and Inland common stock at December 31, 1997, based on the closing market price on that date, were: Company common stock, Mr. Darnall--3,654 shares/$50,699; Mr. Novich--8,654 shares/$120,074; Mr. Gratz--1,461 shares/$20,271; Mr. Lusted--3,505 shares/$48,632; Mr. Makarewicz--2,961 shares/$41,084; and Mr. Niederpruem--2,961 shares/$41,084; and Inland common stock, Mr. Darnall-- 9,000 shares/$154,125; and Mr. Gratz--2,200 shares/$37,675.
(3) Includes options to purchase Inland common stock granted prior to the Offering. After the Offering, options for Company Class A common stock were substituted for outstanding options to purchase Inland common stock for all named executive officers except Messrs. Darnall and Gratz. Options for Company Class A common stock were substituted for outstanding options for Inland common stock in the same ratio as the average value (average closing price of such stock for the first ten trading days following the substitution) that a share of Inland common stock bore to the average value of a share of Ryerson Tull Class A common stock, which ratio was
    1.218254 to 1.
(4) Amounts represent the value of vested and unvested employer contributions and allocations to the Inland Thrift Plan and the Inland Non-Qualified Thrift Plan (or, in the case of Mr. Makarewicz for the periods prior to the Offering, the J. M. Tull Metals Company, Inc. Employees' Profit Sharing Plan).
(5) Differences between 1995 salary and that in subsequent years reflects extra days of pay due to a change to a salaried payroll system with 24 pay periods per year from one with 26 pay periods per year.
(6) Represents reimbursement of relocation expenses and related tax gross-up.

INDIVIDUAL OPTION GRANTS IN 1997

  The following table presents information with respect to (a) individual grants of options that were made under the Company Incentive Stock Plan during the last fiscal year to the named executive officers and (b) the present value of such options on the grant date.

                                                  INDIVIDUAL GRANTS
                         --------------------------------------------------------------------
                             NUMBER OF      PERCENT OF TOTAL
                             SECURITIES     OPTIONS GRANTED
                         UNDERLYING OPTIONS TO EMPLOYEES IN   EXERCISE  EXPIRATION GRANT DATE
NAME                        GRANTED(/1/)      FISCAL YEAR    PRICE(/2/) DATE(/1/)  VALUE(/3/)
----                     ------------------ ---------------- ---------- ---------- ----------
Robert J. Darnall.......          --              --               --         --         --
Neil S. Novich..........       60,000             18.5%       $14.0625  3/25/2007   $417,600
Jay M. Gratz............          --               --              --         --         --
Carl G. Lusted..........       36,000             11.1         14.0625  3/25/2007    250,560
Stephen E. Makarewicz...       27,000              8.3         14.0625  3/25/2007    187,920
Gary J. Niederpruem.....       30,000              9.2         14.0625  3/25/2007    208,800

--------
(1) All options are for Company Class A common stock and were granted on March 26, 1997. The options become exercisable with respect to 33% of the shares after one year from the date of grant, 67% after two years from the date of grant, and are fully exercisable after three years from the date of grant. All options granted in 1997 were transferable, with the advance written consent of the Compensation Committee, (a) to a spouse or descendants or (b) to a trust for the benefit of the optionee, his or her spouse or descendants. See "Change in Control of the Company" for option provisions regarding any change in control of the Company. The Inland Compensation Committee, which determines the compensation of Messrs. Darnall and Gratz, did not make option grants to them in 1997.
(2) The exercise price is equal to the average of the high and low price of the Company's Class A common stock on the New York Stock Exchange Composite Transactions on the date of grant. The exercise price may be paid by delivery of already-owned shares. In addition, the option grantee may elect to have the Company withhold shares of stock or accept already-owned shares to satisfy tax withholding obligations associated with receiving or exercising options.
(3) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options granted under the Company Incentive Plan during 1997. The use of this pricing model should not be construed as an endorsement of the model's accuracy at valuing options. For purposes of calculating the value of the options as of the grant date, the following assumptions were made: the option term is 10 years, the volatility of Company common stock is 32.47% calculated using monthly stock prices of a comparable peer group for the seven-year period prior to the grant date, the ten-year risk-free interest rate is 6.76%, the annualized dividend rate is $0 per share, and the expected term is seven years. The value of the options granted in 1997 depends upon the actual performance of the Company's Class A common stock during the applicable period; the actual value, if any, that an option grantee will realize upon exercise of an option will depend on the excess of the market value of such common stock over the exercise price on the date the option is exercised.

YEAR END OPTION/SAR VALUES

  The following table presents the number of securities underlying the option/SAR holdings of the named executive officers at the end of 1997 and the value of such holdings. No options were exercised by named executive officers in 1997.

                         NUMBER OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                           UNEXERCISED OPTIONS/SARS AT     IN-THE-MONEY OPTIONS/SARS
                                 FISCAL YEAR-END              AT FISCAL YEAR-END
NAME                     (EXERCISABLE/UNEXERCISABLE)(/1/) (EXERCISABLE/UNEXERCISABLE)
----                     -------------------------------- ---------------------------
Robert J. Darnall.......          217,000/67,000                     $0/0
Neil S. Novich..........           50,994/94,282                      0/0
Jay M. Gratz............           35,280/24,120                      0/0
Carl G. Lusted..........           48,396/53,141                      0/0
Stephen E. Makarewicz...           32,816/41,692                      0/0
Gary J. Niederpruem.....           35,739/44,692                      0/0

--------
(1) All such options are for Class A common stock of the Company, except for Messrs. Darnall and Gratz, whose options are for Inland common stock. The value of unexercised in the money options/SARs is based on the closing price of the Company's Class A common stock or Inland common stock, as applicable, on the New York Stock Exchange Composite Transactions on December 31, 1997.

            PENSION BENEFITS; RETIREMENT AND TERMINATION AGREEMENTS

PENSION BENEFITS

  Prior to April 30, 1996, certain Company employees were eligible to participate in the Inland Pension Plan. Effective April 30, 1996, the portion of the Inland Pension Plan covering the Company's current and former employees was separated and became the Company's Pension Plan. Employees covered by the Company's Pension Plan were credited with the number of years of service credited to them under the Inland Pension Plan at the separation date. Messrs. Darnall and Gratz remain covered by the Inland Pension Plan. The Company provides pension benefits to eligible salaried employees of Tull under a separate benefit schedule of the Company's Pension Plan, as discussed below. Benefits for salaried employees under the Company's pension plan were frozen as of January 1, 1998, subject to transition rules for certain employees meeting specified age and service criteria. The Company implemented a defined contribution plan, the Ryerson Tull Savings Plan, in place of the pension plan benefits.

  Under the Pension Plan, the Company provides pensions to eligible employees (including employees who are directors or officers) who, at retirement, have met certain service or service and age requirements. In general, benefits for salaried employees are based on two factors: (1) years of benefit service, and
(2) average monthly earnings, based on the highest 36 months of earnings during the participant's last ten years of service, except for employees eligible for the transition rules relating to age and service. For this purpose, earnings generally consist of salary compensation plus bonus compensation as reported in the Summary Compensation Table.

  The following table shows the maximum annual pension benefits payable on a straight life annuity basis to employees in various earnings classifications upon retirement at age 65 under the applicable plan. All benefit amounts shown in this table are subject to offset based upon Social Security earnings.

                              PENSION PLAN TABLE

 AVERAGE ANNUAL EARNINGS
    FOR THE APPLICABLE           ANNUAL PENSION BENEFITS FOR YEARS OF SERVICE SHOWN
     YEAR-OF-SERVICE       --------------------------------------------------------------
          PERIOD           5 YEARS  10 YEARS 15 YEARS 20 YEARS 25 YEARS 30 YEARS 35 YEARS
 -----------------------   -------- -------- -------- -------- -------- -------- --------
 $  200,000..............  $ 17,000 $ 34,000 $ 51,000 $ 68,000 $ 85,000 $102,000 $119,000
    400,000..............    34,000   68,000  102,000  136,000  170,000  204,000  238,000
    600,000..............    51,000  102,000  153,000  204,000  255,000  306,000  357,000
    800,000..............    68,000  136,000  204,000  272,000  340,000  408,000  476,000
  1,000,000..............    85,000  170,000  255,000  340,000  425,000  510,000  595,000
  1,200,000..............   102,000  204,000  306,000  408,000  510,000  612,000  714,000
  1,400,000..............   119,000  238,000  357,000  476,000  595,000  714,000  833,000
  1,600,000..............   136,000  272,000  408,000  544,000  680,000  816,000  952,000

  As of April 1, 1998, the named executive officers were credited with the following years of service: under the Inland Pension Plan, Robert J. Darnall-- 35 years; and Jay M. Gratz--22 years; under the Company Pension Plan, Neil S. Novich--3 years; Carl G. Lusted--30 years; Stephen E. Makarewicz--14 years; and Gary J. Niederpruem--24 years. Pension benefits for Messrs. Lusted, Makarewicz, and Niederpruem, whose age and service met certain transition criteria adopted in connection with the freeze of the Company Pension Plan, will continue to accrue pension benefits until December 31, 2002. At that date, their pension benefit will be frozen. Until December 31, 2002, they are subject to limits on certain Company-paid contributions to employees' accounts under the Ryerson Tull Savings Plan.

  To supplement pension benefits to employees of the Company and its affiliates who participate in the Pension Plan and whose benefits under that plan are limited by certain provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Company has established the Ryerson Tull Supplemental Retirement Plan for Covered Employees (the "Supplemental Plan"). Generally, the Supplemental Plan provides benefits equal to the difference between the benefits that would have been payable under the Pension Plan had the Code limitations not applied and the benefits actually paid under the Pension Plan. The Supplemental Plan is non-contributory. Benefits under the Supplemental Plan come from the Company's general assets. The Company generally pays Supplemental Plan benefits at the same time and in the same form as Pension Plan benefits. However, the Supplemental Plan provides that, for any officer or employee age 55 or older with at least five years of service and annual compensation in excess of $150,000, the Company may elect to satisfy its obligations under the Supplemental Plan by (i) purchasing an annuity contract either prior to or at the time of retirement (and a tax gross-up payment to the officer or employee at the time of purchase) or (ii) paying a lump sum amount at the time of retirement. Neither the Company nor Inland established any annuities or individual letters of credit for named executive officers in 1997.

  Prior to establishing the Supplemental Plan, certain Company employees participated in the Inland Steel Industries Supplemental Retirement Plan for Covered Employees and the Inland Steel Industries Special Retirement Benefit Plan for Covered Employees (collectively, the "Inland Supplemental Plans"). Messrs. Darnall and Gratz continue to participate in the Inland Supplemental Plans, which provide benefits similar to the Supplemental Plan. Except for Messrs. Darnall and Gratz, the Company has assumed Inland's liabilities under the Inland Supplemental Plans with respect to current and former employees of the Company.

  In the event of a change in control (as defined in the Pension Plan and Supplemental Plan) of the Company, all benefits accrued under the Pension Plan and the Supplemental Plan will become fully and irrevocably vested and distributable to participants as provided by the terms of such plans. If, within three years following a change in control there is a termination of the Pension Plan, or a substantial reduction in accruals under the Pension Plan, assets will first be used to provide retiree medical benefits and then will be applied to increase retirement benefits to affected participants on a pro rata basis. Special rules also apply if, after a change in control, the Pension Plan is merged with another Plan or if assets are transferred from the Pension Plan to another plan. This distribution would occur within three years of a change in control, and, within this three-year period, there are limitations on amendments to the Pension Plan.

  The Company provides pension benefits to eligible salaried employees of Tull under a separate benefit schedule. The Tull benefit schedule is not subject to the pension plan freeze. The maximum annual pension benefits payable under this schedule are approximately 3% higher than those shown in the above table for comparable earnings and service. The Tull benefit schedule does not cover any executive officers, but Stephen E. Makarewicz and Carl G. Lusted are credited respectively with 11 and 23 years of service under the Pension Plan according to the Tull benefit schedule. Each has a lump sum benefit accrued as their Tull benefit.

  To supplement retirement benefits to employees of the Company and its affiliates who participate in the Savings Plan and whose benefits under the Savings Plan are limited by the Code, the Company established a Nonqualified Savings Plan. Generally, the Nonqualified Savings Plan permits eligible employees to make contributions to the Nonqualified Savings Plan in an amount not exceeding 10 percent of base compensation and to receive matching contributions of 100 percent of such contributions that do not exceed 4 percent of base compensation. Matching contributions under the Nonqualified Savings Plan become vested in the same manner as matching contributions under the Savings Plan. Benefits under the Nonqualified Savings Plan are paid from the Company's general assets. Benefits under the Nonqualified Savings Plan are generally paid in a lump sum at the time of termination.

  Prior to establishing the Nonqualified Savings Plan, certain Company employees participated in the Inland Steel Industries Nonqualified Thrift Plan which provides benefits which are substantially similar to the Nonqualified Savings Plan. The Company has assumed Inland's liabilities under the Nonqualified Thrift Plan with respect to benefits accrued for current Company employees.

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

  Pursuant to an agreement dated January 22, 1997, the Company has assumed Inland's obligation to Mr. Lusted under an agreement dated June 27, 1990, which provides that upon Mr. Lusted reaching age 62 or at any other mutually agreeable time, Mr. Lusted will be reimbursed for his reasonable moving expenses from the Chicago area to the Atlanta area, or to any other mutually agreeable location. In connection with such a relocation, Mr. Lusted will receive the amount, if any, by which the lesser of Mr. Lusted's purchase price or the appraised value of his home in the Chicago area exceeds the net sales price of such home.

  On June 10, 1996, the Company entered into agreements (the "Company Agreements") with each of the named executive officers, the present terms of which expire on December 31, 1998, but are automatically extended for additional one-year periods unless the Company gives notice prior to June 30 of a year that it does not wish to extend these agreements for future years or unless a change in control (as defined below) or certain other limited events occur. The Company has not given notice of non-renewal. For purposes of the Company Agreements, a change in control will generally be deemed to have occurred if: (i) with certain limited exceptions, any person becomes the beneficial owner of 40% or more of the combined voting power of the Company's then outstanding securities; (ii) during any two-year period, the majority of the membership of the Company's Board of Directors changes without the approval of two-thirds of the directors who either were directors at the beginning of the period or whose election was previously so approved; (iii) the Company's stockholders approve a merger or consolidation of the Company with another company in which the Company's voting securities, in combination with voting securities held by any trustee or fiduciary under any Company employee benefit plan, do not continue to represent at least 60% of the combined voting power of the voting securities of the surviving entity (excepting certain recapitalizations of the Company); (iv) the Company's stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets; or (v) there occurs with respect to a Related Company (defined below) a sale or disposition of securities representing 50% or more of the combined voting power of the Related Company's securities, or a merger or consolidation of a Related Company with another company in which a majority-owned direct or indirect subsidiary of the Company does not own at least 50% of the combined voting power of the voting securities of the surviving entity or a sale or disposition of all or substantially all of the assets of a Related Company to a person other than the Company or a majority-owned direct or indirect subsidiary of the Company. A "Related Company" is a covered employee's employer (or any direct or indirect parent company of such employer, or subsidiary of such employer that is a significant subsidiary of the Company). A change in control of the Company shall not be deemed to have occurred with respect to any employee, however, if the sale or other transaction includes or involves a sale to the public or a distribution to the stockholders of the Company of more than 50% of the voting securities of the employee's employer or a direct or indirect parent of his or her employer and the employee's employer (or a direct or indirect parent of the employee's employer) agrees to become a successor to the Company under the employee's Company Agreement.

  The Company Agreements provide that if a covered executive's employment is terminated within two years after a change in control of the Company either
(i) by the Company other than for "cause" or other than as a consequence of death, disability or retirement, or (ii) by such executive for "good reason," generally relating to a diminution of responsibilities, compensation or benefits or significant relocation of his or her principal office, the executive will receive: (i) a lump-sum payment equal to two times the sum of
(a) the executive's current annual base salary plus (b) the executive's average incentive bonus paid for the five years preceding termination of employment; (ii) an amount in cash equal to any allocations, unpaid awards or rights under the Company's annual or other incentive compensation plans; (iii) an amount in cash equal to the value of outstanding stock options granted under the Company's stock option plans at specified prices; (iv) an amount in cash equal to the value of shares of common stock awarded or issuable as performance and/or restricted shares under the Company's incentive stock plans; (v) life, disability, accident and health insurance as provided in the Company's insurance programs and financial advisory and outplacement services for a period of 24 months after termination of employment; (vi) an amount in cash in lieu of two years of additional accrued benefits under the Company's pension plan and (vii) legal fees and expenses incurred as a result of such termination. Each Company Agreement contains an excise tax "gross-up" provision under which the Company pays executives an additional amount if an excise tax is imposed on the benefits receivable under the agreement. Upon the imposition of any excise tax, the Company will not be entitled to a Federal income tax deduction for the "gross-up" portion of the severance payments.

  The Company Agreements also provide benefits in the event that the Company terminates the executive for reasons other than cause within 12 months after the occurrence of a "potential change in control" of the Company and a change in control of the Company or certain other limited events occur within six months after his or her termination. Under the agreements, a "potential change in control" is deemed to occur if (i) the Company enters into an agreement which would result in a change in control of the Company, (ii) any person, including the Company, publicly announces an intention to take or to consider taking actions which would constitute a change in control, (iii) with certain limited exceptions, any person who is or becomes the owner of Company securities representing 9.5% or more of the combined voting power of the Company's then outstanding securities increases such person's beneficial ownership of such securities by 5% or more over the percentage owned on the date the Company Agreements were effective, or (iv) the Board of Directors adopts a resolution that a potential change in control of the Company has occurred for purposes of the Company Agreements.

  Inland has entered into agreements (the "Inland Agreements") with Messrs. Darnall and Gratz which provide benefits substantially similar to those provided under the Company Agreements in the event that the executive's employment with Inland is terminated following a change in control of Inland, but provide protections and, if applicable, payments, for a period of 36 months (rather than 24 months) following a change in control of Inland. Inland also has entered into similar agreements providing protections and, if applicable, payments for a period of 24 months following a change in control of Inland with Messrs. Novich, Lusted, Makarewicz, and Niederpruem. The Inland Agreements define change in control to include events similar to those which constitute a change in control under the Company Agreements. If, upon a change in control, an executive becomes entitled to benefits under a Company Agreement and an Inland Agreement, benefits payable under the Inland Agreement will be reduced by the amount of benefits payable under the Company Agreement. Otherwise, an executive shall not be entitled to benefits under both an Inland Agreement and a Company Agreement based on the same events constituting a change in control.

                             ELECTION OF AUDITORS

  Proxies not limited to the contrary will be voted for the election of Price Waterhouse LLP to audit the accounts of the Company and its subsidiaries for the year 1998.

  Representatives of Price Waterhouse LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE ELECTION OF PRICE WATERHOUSE LLP AS AUDITORS.

                           PROPOSALS OF STOCKHOLDERS

  Proposals of stockholders must be received in writing by the Secretary of the Company no later than December 18, 1998 and must comply with the requirements of the Securities and Exchange Commission in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the Annual Meeting of Stockholders to be held in 1999. Proposals not included in a proxy statement for an annual meeting must comply with an advance notice procedure set forth in the By-laws of the Company in order to be properly brought before that annual meeting of stockholders.

                                 OTHER MATTERS

  The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those set forth in the Notice of the Annual Meeting. However, if any other matters do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

                                            By order of the Board of
                                             Directors,

                                            CHARLES B. SALOWITZ
                                            Corporate Secretary

April 17, 1998
Chicago, Illinois

-------------------------------------------------------------------------------

  Each stockholder, whether or not he or she expects to be present in person at the Annual Meeting, is requested to SIGN, DATE AND RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible.

      -                                           -



      -                                           -
PROXY                                                                      PROXY
                               RYERSON TULL, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Robert J. Darnall, Neil S. Novich and Charles
B. Salowitz, and each of them, as attorneys and proxies (with full power of substitution in each) to vote all common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held May 27, 1998 and at any adjournment thereof. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE ELECTION OF PRICE WATERHOUSE LLP AS AUDITORS, AND AT THE DISCRETION OF THE PROXIES ON ANY AND ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE SUCH ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

                        (Please complete on other side)

   -                                                                        -

                              RYERSON TULL, INC.
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [_]

[                                                                              ]

     The Board of Directors Recommends a Vote FOR       For   Withhold  For All
                        Item 1.                         All   from all  Except

1. Election of Directors                                [_]      [_]      [_]
   Nominees: Richard D. Cline, James A. Henderson,
             Neil S. Novich.

             -----------------
             Nominee Exception


   The Board of Directors Recommends a Vote FOR
                       Item 2.

2. The election of Price Waterhouse LLP as auditors for the year 1998.

3. In the discretion of the proxies to vote upon any and all other matters which may properly come before such annual meeting or any adjournment thereof.


 For  Against  Abstain

 [_]      [_]      [_]


     Dated:                                                               , 1998
            --------------------------------------------------------------
Signature(s)
            --------------------------------------------------------------------

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date and return promptly.